EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Eternal Energy Corp., a Nevada corporation (the “Company”), and Bradley M. Colby (“Executive”), effective as of November 7, 2005. The parties hereto agree as follows:

1.  Employment and Duties. The Company shall employ Executive in the position of President, Chief Executive Officer (“CEO”), Treasurer, Chief Financial Officer (“CFO”) and Secretary of the Company (or such other senior executive position as may be assigned to him by the Company’s Board of Directors). Executive shall report directly to the board of directors (the “Board”) of the Company (or such other persons designated by the Board) and shall perform all duties and obligations of President, CEO, Treasurer, CFO and Secretary (or such other senior executive duties assigned to Executive from time to time by the Board). Executive shall devote at least fifty percent (50%), on average, of each normal forty hour work week exclusively to the business and interests of the Company and to the performance of his duties and obligations under this Agreement, unless otherwise provided by this Agreement. However, on or before May 7th, 2006, the parties agree to meet and by mutual agreement determine if the time Executive is required to devote to the business interests of the Company and to the performance of his duties and obligations under this Agreement is adequate to discharge his duties hereunder in an appropriate manner and, if not, to re-determine, by mutual agreement, the amount of time Executive shall thereafter be required on average to devote exclusively to the performance of services for and on behalf of the Company.

2.  Term of Agreement. The term of this Agreement shall commence on November 7, 2005 and shall continue through and including November 6, 2007 (the “Term”), subject to the provisions of Section 5. Notwithstanding the foregoing, the provisions of Sections 6 and 11 of the Agreement shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.

3.  Compensation and Other Benefits. The Company shall provide the following compensation and other benefits to Executive during the Term in consideration of Executive’s performance of all of his obligations under this Agreement:

3.1  Base Salary. Subject to the provisions of Section 5, the Company shall pay to Executive an annual base salary (the “Base Salary”) of $60,000.00, less applicable withholdings, during the Term of this Agreement. Notwithstanding the foregoing, however, if the parties mutually agree to increase the amount of time Executive shall be required on average to devote exclusively to the performance of services for and on behalf of the Company pursuant to the terms of Section 1 above, the parties agree to increase Executive’s Base Salary to a level appropriate to adequately compensate him for the additional services to be rendered by him, as they shall mutually agree upon. The Base Salary shall be payable in accordance with the Company’s ordinary payroll practices in effect during the Term.

3.2  Signing Bonus. Upon execution of this Agreement by both parties, Executive shall be paid, directly or on his behalf, a signing bonus of $165,000, less applicable withholdings (the “Signing Bonus”).

3.3  Stock Options. On the first day of the Term, the Board of Directors or Compensation Committee will grant to Executive an initial stock option grant (“Stock Options”) to purchase 1,443,800 shares of the Company’s common stock at a per share exercise price of $1.00. The Stock Options will vest as set forth in a Stock Option Agreement, which will provide that the options become exercisable in an equal amount every six (6) months over a period of three years, with the first one-sixth (1/6) becoming exercisable six (6) months from the effective date of this Agreement. If the Company terminates Executive’s employment without Cause, Executive’s severance benefits (including vesting of options) will be governed by Section 5.1.2 of this Agreement. If the Company terminates Executive’s employment for “Cause” as defined in Section 5.1.1, then all of Executive’s unvested options shall expire and become unexercisable as of the date of such “for Cause” termination.

3.4  Fringe Benefits. As additional compensation under this Agreement, Executive shall be entitled to receive the following benefits (the “Fringe Benefits”):

3.4.1  Employee Benefit Plans. During the Term, the Company shall allow Executive to participate in such group medical, health, pension, welfare, and insurance plans (the “Employee Benefit Plans”) maintained by the Company from time to time for the general benefit of its executive employees, as such Employee Benefit Plans may be modified from time to time in the Company’s sole and absolute discretion.

3.4.2  Other Benefits. The Company shall provide Executive with all other benefits and perquisites as are made generally available to the Company’s executive employees under the Company’s Employee Handbook, as such Employee Handbook may be modified from time to time in the Company’s sole and absolute discretion.

3.4.3  Vacation; Sick Leave and Holidays. Executive shall be entitled to such vacation time, sick leave and paid holidays as are generally made available to the Company’s executive employees under the Company’s Employee Handbook, as such Employee Handbook may be modified from time to time in the Company’s sole and absolute discretion.

3.4.4  Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement, upon submission by Executive to Company of reasonable documentation pertaining to such expenses.

3.4.5  Rent. The Company shall pay Westport Petroleum, Inc. (“Westport”) the sum of one thousand dollars ($1,000.00) per month as rent for using a portion of Westport’s leased space for the conduct of Company Business (as defined in Section 6.1 below) for so long as the Company occupies Westport’s facilities.

3.5  Deferred Compensation. Any deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of Executive’s separation from service shall not commence prior to six months following such separation if Executive is a key employee (within the meaning of Section 409A). Provided, that in determining whether Executive is a key employee, any compensation realized on account of the exercise of a stock option or a disqualifying disposition of stock acquired through exercise of an incentive stock option shall be disregarded.

4.  Repurchase Right of the Company; Transfer Limitations.

4.1  Repurchase Right. In the event Executive’s employment is terminated for any reason other than reasons described in Sections 5.1.2 and 5.2 below or as a result of the expiration of the Term, the Company shall, upon the date of such termination, have an irrevocable, exclusive right to repurchase (the “Repurchase Right”) any of the 3,250,000 shares of common stock (the “Restricted Shares”), including 2,500,000 shares held of record by Executive (the “Executive Shares”) and 750,000 shares held of record by Executive’s immediate family and beneficially by Executive (the “Family Shares”), which have not yet been released from the Repurchase Right, at a price per share equal to the lesser of (x) the fair market value of the shares at the time the Repurchase Right is exercised, as determined by the Company’s board of directors, and (y) the original purchase price of the Restricted Shares, which original purchase price was $75,000. Twenty-five percent of the Executive Shares shall be released from the Repurchase Right on the date that is six months from the effective date of this Agreement, and an additional twenty-five percent shall be released at the end of each successive six months from the first release date, such that all 2,500,000 shares shall be released from the Repurchase Right on the two-year anniversary of this Agreement. One hundred percent of the Family Shares shall be released from the Repurchase Right on the date that is the one-year anniversary of the effective date of this Agreement. Once Executive Shares and Family Shares have been released from the Repurchase Right as provided by this Subsection, such shares shall not thereafter be subject to the Repurchase Right set forth herein or be subject to forfeiture under the terms of this Agreement.

4.2  Transfer Limitations. In addition to any restrictions of transfer imposed on the Restricted Shares by applicable federal and state securities laws, the parties hereto hereby agree to the following limitations with respect to the sale and transfer of the Restricted Shares: (i) Executive (and his beneficiaries or assigns, as applicable) shall not sell any of the Executive Shares during the first year of this Agreement; and (ii) during each three-month period beginning on the one-year anniversary of this Agreement, Executive (and his beneficiaries or assigns, as applicable) may sell only that number of shares that is equal to twenty-five percent of the total number of the Executive Shares if such number has been released from the Repurchase Right at the beginning of each such three-month period. For purposes of clause (ii) above, the twenty-five percent limitation shall apply separately to the Family Shares, for which Executive shall not sell or cause a sale except as in accordance with the limitation described in clause (ii). At the two-year anniversary of the effective date of this Agreement, the foregoing limitation shall terminate.

5.  Termination or Expiration of Agreement.

5.1  Termination at Company’s Election. The Company may terminate Executive’s employment at any time during the Term, for any reason or no reason, with or without Cause (as hereinafter defined), and with or without notice, subject to provisions of Sections 5.1.1 and 5.1.2.

5.1.1  Termination for Cause. If Executive’s employment is terminated for Cause (as defined below), Executive shall be entitled to receive only the following: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time as of the date of termination; and (iii) reimbursement of business expenses incurred prior to the date of termination. Except as expressly set forth in this Section 5.1.1, Executive shall not be entitled to receive any Base Salary or Fringe Benefits in the event Executive’s employment is terminated for Cause, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms of those plans or as otherwise required by law. As used in this Agreement, Cause shall be defined as: (a) a material breach by Executive of any term of this Agreement; (b) an intentional refusal or failure to follow the lawful and reasonable instructions of the Board of Directors or an individual to whom Executive reports (as appropriate); (c) a willful or habitual neglect of duties; (d) misconduct on the part of Executive that is materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud, or embezzlement; or (e) Executive’s conviction for fraud, theft or a felony involving moral turpitude; and, in the case of clauses (a) through (c), Executive fails to cure such breach within thirty (30) days of Executive’s receipt of written notice from the Company.

5.1.2  Termination Without Cause. If Executive is terminated by the Company without Cause or if Executive’s employment is terminated for “good reason” (as defined below) Executive shall receive: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time existing as of the date of termination; and (iii) reimbursement of business expenses incurred prior to the date of termination. In addition, Executive shall be eligible to receive the following additional benefits if Executive’s employment is terminated under this Section 5.1.2 on the condition that Executive signs a general release of all claims in a form approved by the Company: (iv) a severance payment in an amount equal to one (1) year of Executive’s Base Salary, less applicable withholdings; (v) immediate vesting in full of any unvested options issued to Executive; and (vi) the immediate termination of the Repurchase Right.

For purposes of this Agreement, “good reason” means without Executive’s prior written consent and in the absence of any circumstance that constitutes Cause: (a) the regular assignment to Executive of duties materially inconsistent with the position and status of Executive; (b) a material reduction in the nature, status or prestige of Executive’s responsibilities or a materially detrimental change in Executive’s title or reporting level, excluding for this purpose an isolated, insubstantial or inadvertent action by the Company which is remedied by the Company promptly after the Company’s receipt of written notice from Executive; or (c) a reduction by the Company of Executive’s annual Base Salary as of the date of this Agreement or as the same may be increased from time to time.

5.2  Termination upon Death or Permanent Disability. This Agreement will terminate automatically on Executive’s death or if Executive becomes Permanently Disabled (as defined below). In the event of such termination, Executive, or his beneficiary or estate, shall be entitled to receive such amounts of the Base Salary and Fringe Benefits as would have been payable to Executive under a termination without Cause under Section 5.1.2 as of the date of death or on which the Company determines in its reasonable discretion that Executive has become Permanently Disabled. In addition, as of the date of the termination of Executive’s employment pursuant to this Section 5.2, Executive shall be immediately vested in full as to any unvested options issued to Executive. As used in this Agreement, “Permanently Disabled” shall mean the incapacity of Executive due to illness, accident, or any other reason to perform his duties for a period of 90 days, whether or not consecutive, during any 12-month period of the Term, all as determined by the Company in its reasonable discretion. All determinations as to the date and extent of incapacity of Executive shall be made by the Company’s Board of Directors, upon the basis of such evidence, including independent medical reports and data, as the Board of Directors in its discretion deems necessary and desirable. All such determinations of the Board of Directors shall be final.

5.3  Termination at Executive’s Election. Executive may resign from employment with the Company prior to the expiration of the Term for any reason by providing written notice to the Company at least 30 days prior to the date selected for resignation. If Executive resigns from employment before expiration of the Term under any circumstances, other than for “good reason” as defined above, Executive shall be entitled to receive only the following: (i) payment of Executive’s Base Salary through and including the date of resignation; (ii) payment for all accrued and unused vacation time existing as of the date of resignation, which will be paid at a rate calculated in accordance with Executive’s Base Salary at the time of resignation; and (iii) reimbursement of business expenses incurred prior to the date of resignation. Except as expressly set forth in this Section 5.3, Executive shall not be entitled to receive any Base Salary or Fringe Benefits in the event Executive resigns from employment before expiration of the Term, except that Executive may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law and except as otherwise provided by this Agreement.

5.5  Termination on Expiration of Term. If this Agreement is terminated on the expiration of the Term in accordance with Section 2 above, Executive shall receive: (i) payment of Executive’s Base Salary through and including the date of termination; (ii) payment for all accrued and unused vacation time existing as of the date of termination; and (iii) reimbursement of business expenses and payment to Westport of rent pursuant to Section 3.4.5 incurred prior to the date of termination. Executive shall be entitled to exercise all vested options held by Executive as of the date of termination pursuant to the terms of the Executive’s agreement(s) with the Company.

6.  Non-competition; Secrecy.

6.1  Assistance to Competitors. During the Term, Executive shall not, except as provided below, own a material interest in (other than up to two percent of the voting securities of a publicly traded corporation), render financial assistance to, or offer personal services to (whether for payment or otherwise), any entity or individual that competes with the Company in the Company Business or any entity or individual that the Company has reviewed as a business or investment opportunity in any given three-month period. “Company Business” shall mean the Company’s oil and gas business as it is conducted or proposed to be conducted on the effective date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall have the right to own a material interest in, render financial assistance to and/or offer personal services to any entity or individual in connection with a project or opportunity in which: (i) such entity or individual produces, or proposes to produce, hydrocarbons through surface or subsurface gas/water separation and disposal; or (ii) the Company has failed or declined to exercise its right of first refusal described below. Executive agrees that he will, in writing, offer the Company a right of first refusal to pursue all opportunities which he desires to pursue involving the exploration, development and production of hydrocarbons which do not involve, or are proposed to involve, surface or subsurface gas/water separation and disposal. The parties acknowledge and agree that Executive has no obligation to offer opportunities to the Company which involve, or which are proposed to involve, surface or subsurface gas/water separation and disposal. This right of first refusal shall include such information in Executive’s possession as shall be reasonably necessary to evaluate the economic viability and risks of pursuing each such opportunity. Company shall exercise its right of first refusal to pursue such an opportunity by giving Executive written notice of its exercise within ten business days of its receipt of Executive’s written offer.

6.2  Confidential Information. Executive acknowledges and agrees that the Company is engaged in business activities in which it is or may be crucial to develop and retain proprietary, trade secret, or confidential information for the benefit of the Company (collectively, “Confidential Information”). Accordingly, Executive shall not at any time during or after the Term, either directly or indirectly, (i) divulge or convey any Confidential Information to any entity or individual, except as may be expressly authorized in writing by the Company or as required in the course of Executive’s performance of his duties hereunder, or (ii) use any Confidential Information for Executive’s own benefit or the benefit of any entity or individual except the Company. The Confidential Information to which Executive may have access may include, but is not limited to, matters of a technical or intellectual nature such as inventions, designs, improvements, processes of discovery, techniques, methods, ideas, discoveries, developments, know-how, formulae, compounds, compositions, specifications, trade secrets, specialized knowledge, or matters of a business nature such as information about costs and profits, records, customer lists, customer data or sales data.

6.3  Ownership of Ideas. The Company shall own, and Executive hereby transfers and assigns to the Company, all rights, of every kind and character throughout the world, in perpetuity, in and to any material or ideas, and all results and proceeds of the performance of Executive’s services hereunder, conceived of or produced during the Term by Executive in the performance of his services hereunder. The parties acknowledge and agree, however, that such transfer and assignment shall not apply to, or attach in and to, any material or ideas which were not conceived or produced in the performance of Executive’s services hereunder. Executive shall execute and deliver to the Company such assignments, certificates of authorship, or other instruments as the Company may require from time to time to evidence ownership of such material, ideas, the results and proceeds of the performance of Executive’s services under this Agreement. Executive’s agreement to assign to the Company any of his rights as set forth in this Section 6.3 shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely upon Executive’s own time, and (i) that does not result from any work performed by Executive for the Company or (ii) that relates to the exploitation of commercial oil and gas opportunities which Executive is permitted to pursue pursuant to Section 6.1 above.

6.4  Company Property. All records, papers, documents, materials, and electronically stored data kept, made, or received by Executive in the performance of his duties while employed by the Company, or generated for, in the course of, or in connection with the business of the Company (other than opportunities which Executive is permitted to pursue pursuant to Section 6.1 above), whether or not containing Confidential Information, shall be and remain the exclusive property of the Company (collectively referred to as “Company Property”) at all times during and after Executive’s employment with the Company, without regard to how Executive came into possession of any Company Property or whether Executive played any role in creating any Company Property. Executive shall not destroy any Company Property or remove any Company Property from the Company’s premises, whether during or after employment at the Company, except as expressly directed for the purpose of performing services on behalf of the Company. Upon the termination of Executive’s employment with the Company at any time and for any reason, or upon the Company’s request at any time and for any reason, Executive shall promptly return all Company Property to the Company, without keeping a copy of any such Company Property for himself or any other entity or individual.

6.5  Interference with Employees and Clients.

6.5.1  Not Hire Away. For so long as Executive is employed by the Company in an executive role, and for a one-year period thereafter, Executive shall not, directly or indirectly, whether for his own benefit or for the benefit of any other entity or individual, (i) solicit, encourage, or in any way influence any person employed by, or engaged to render services on behalf of, the Company, to cease performing services for the Company, or to engage in any activity contrary to or conflicting with the interests of the Company; (ii) hire away any person employed by, or engaged to render services on behalf of, the Company; or (iii) otherwise interfere to the Company’s detriment in any way in the Company’s relationship with any person who is employed by, or engaged to render services on behalf of, the Company.

6.5.2  Non-Solicitation of Clients. For so long as Executive is employed by the Company in an executive role, and for a one-year period thereafter, Executive shall not, whether for his own benefit or for the benefit of any other entity or individual, take any action which would cause any customer or client of the Company (i) who became known to Executive by virtue of Executive’s employment with the Company during the Term, or (ii) whose status as a client or customer of the Company during the Term can be determined by reference to records maintained by the Company to curtail or terminate its business relationship with the Company.

6.6  Injunctive Relief. Executive and the Company acknowledge and agree that (i) Executive’s breach of his obligations under this Section 6 would cause the Company irreparable harm and that monetary damages alone would not be an adequate remedy for any such breach; and, therefore, (ii) if Executive breaches this Section 6, the Company shall be entitled to obtain injunctive relief (and any other form of equitable relief), as well as any other remedies (including monetary damages) to which the Company is entitled as a consequence of such breach or otherwise.

7.  Representation and Warranties. Executive represents and warrants to the Company that Executive is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company hereunder, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Executive.

8.  Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

9.  Amendment and Waiver. No provision of this Agreement can be modified, amended, supplemented or waived in any manner except by an instrument in writing signed by both Executive and the Board of Directors of the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of any provision of this Agreement.

10.  Applicable Law. This Agreement, Executive’s employment relationship with the Company, and any and all matters or claims arising out of or related to this Agreement or Executive’s employment relationship with the Company, shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the choice of law provisions of any other jurisdiction.

11.  Arbitration.

11.1  Exclusive Remedy. Except as set forth in Section 11.3, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment relationship with the Company, including any Claim against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, employee, or agent of the Company or of any such parent, subsidiary, or affiliated entity. It also includes any claim against the Executive by the Company, or any parent, subsidiary or affiliated entity of the Company.

11.2  Claims Subject to Arbitration. Excepting only claims excluded in Section 11.3 below, this Agreement specifically includes (without limitation) all claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; any Claim for personal, emotional, physical, economic or other injury; and any Claim for business torts or misappropriation of confidential information or trade secrets.

11.3  Claims Not Subject to Arbitration. This Section 11 does not preclude either party from making an application to a court of competent jurisdiction for provisional remedies (e.g., temporary restraining order or preliminary injunction), subject to Colorado Revised Statutes. This Agreement also does not apply to any claims by Executive: (i) for workers’ compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

11.4  Procedure. The arbitration shall be conducted in the City and County of Denver. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The arbitration shall be conducted in accordance with the Colorado Revised Statutes, except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

11.5  Costs. The parties shall be responsible for their own attorneys’ fees and costs, except that the Arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

11.6  Interpretation of Arbitrability. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Section 11, or any issue relating to whether a Claim is subject to arbitration under this Section 11, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Section 11.

12.  Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations, understandings, or agreements between the parties, whether oral or written, expressed or implied.

13.  Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

14.  Headings. The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified or registered mail or personally delivered to Executive at 26 Wedge Way, Littleton, Colorado 80123 or to the Company at 2120 West Littleton Blvd., Suite 300, Littleton, Colorado 80120.

BRADLEY M. COLBY	ETERNAL ENERGY CORP.
/s/ Bradley M. Colby	By:/s/ John Anderson Its:Director